Exhibit 5.17

CONSENT OF EXPERT

I, Normand Lecuyer, B. Sc., P. Eng. of Roscoe Postle Associates Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the report entitled “Technical Report on the Jacobina Mine Complex, Bahia State, Brazil” dated March 30, 2009 (the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

ROSCOE POSTLE ASSOCIATES INC. (formerly Scott Wilson Roscoe Postle Associates Inc.)

By:	/s/ Normand Lecuyer
Name:	Normand Lecuyer, P. Eng.
Title:	Principal Mining Engineer

Date: April 25, 2011